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Company Contact:

Jeff Unger, Investor Relations
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Andrew Bard, Weber Shandwick
212-445-8368


   Casual Male Retail Group Reports Total Sales Increase of 10.4% and
          Comparable Store Sales Increase of 4.4% for Fiscal 2004

CANTON, MA, February 3, 2005 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male Big & Tall, Rochester Big & Tall, and the exclusive distributor and retailer of George Foreman's clothing collection, today announced its sales results for Fiscal year 2004 and January 2005.

Casual Male reported sales for it's Casual Male Big & Tall stores, Rochester Big & Tall stores, catalog and e-commerce business, for fiscal year 2004 increased 10.4% to $352.0 million from $318.8 million for fiscal year 2003.Casual Male reported sales for the four week period ending January 29, 2005 increased 27.6% to $21.4 million from $16.8 million for the prior year's four week period that ended January 31, 2004. Sales in the fourth quarter of fiscal year 2004 increased 25.1% to $118.1 million from $94.5 million in the fourth quarter of fiscal year 2003. Casual Male reported that Casual Male Retail Group, Inc.'s comparable store sales increased 4.4% for fiscal year 2004, 2.9% for January and 2.8% in the fourth quarter of fiscal 2004.

Casual Male's sales results exclude any sales related to its divested Other Branded Apparel Business and include Rochester Big & Tall sales as of the acquisition date of October 29, 2004. The comparable store sales performance includes Rochester Big & Tall's prior year sales for the similar reporting periods since acquisition.

Beginning February 2005, the Company will not report sales on a monthly basis. David Levin, President and Chief Executive Officer, said, "This change is being instituted as management believes that quarterly sales data more accurately reflect the Company's financial results and are less influenced by short-term phenomena, such as the timing of sales promotions and weather conditions."

CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States, London, England and Canada, operates 493 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores and 22 Rochester Big and Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
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